Exhibit 10.29

Release Agreement

This Release Agreement (“Release” or “Agreement”) is made as of March 22, 2024, by and between Phillip Huff (“you”) and Everbridge, Inc. (the “Company”).

1.
Separation Date. Your last day of employment with the Company shall be March 22, 2024 (the “Separation Date”). Regardless of whether you sign this Agreement, you will be paid all wages earned and payable, together with any accrued and unused paid time off (as governed by Company policy on pay at termination), through your last day of employment, subject to all applicable taxes and withholdings, no later than the next regularly scheduled payday following your separation, unless sooner as required by law. You will also be reimbursed for all necessary and reasonable business-related expenses incurred by you through the Separation Date, in accordance with Company policy.
2.
Separation Benefits. In consideration of your agreements and undertakings in this Agreement, including but not limited to the Release set forth in Paragraph 6 below, and provided that you sign and do not revoke this Agreement and abide, in all material respects, by its terms (provided, that the Company shall provide you with written notice of any such failure to abide and not less than 30 days to cure, if curable), the Company agrees to provide you with the following Separation Benefits (the “Separation Benefits”):

a.
The Company will pay you an amount equal to your current Base Salary for six (6) months, less all applicable withholdings and deductions, paid in equal installments on the Company’s normal payroll schedule beginning on the first regularly scheduled payroll date following the Effective Date of this Agreement (as defined below);

b.
The Company will pay you a cash lump sum amount equal to one-third of your 2023 annual bonus, less all applicable withholdings and deductions (calculated based on the Company’s actual performance without application of any negative discretion and with any subjective goals being treated as achieved at the target level) payable within fifteen (15) days of the Effective Date; and

c.
Provided that you timely elect continued coverage under the Consolidated Omnibus Budget Reconciliation Action of 1985, as amended (“COBRA”) for you and your covered dependents following your separation, the Company shall pay the full monthly COBRA premiums necessary to continue your and your covered dependents’ health insurance coverage that is in effect for you (and your covered dependents) as of the Separation Date. The COBRA coverage benefit will be paid on a monthly basis until the earliest of: (i) six

(6) months after the Separation Date; (ii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (i)-(iii), the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on your behalf would result in a violation of applicable law, then in lieu of paying COBRA premiums pursuant to this Section 2(b), the Company shall pay you on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, less applicable federal, state and local payroll taxes and other withholdings required by law, for the remainder of the COBRA Payment Period.

You acknowledge and understand that these payments arise from the Everbridge, Inc. Severance Plan, dated

August 5, 2022 (the “Severance Plan”), and are subject to the provisions therein, including but not limited to Section 5.4 thereof (Section 280G). In addition, you acknowledge that the Separation Benefits identified above constitute consideration to which you would not otherwise be entitled without executing this Agreement and satisfy any severance or other obligations contained in any employment agreement you have with the company, the Severance Plan (including those contained in Section 4.2.1(b) thereof), or other applicable Company plans. You further acknowledge that the consideration identified in this Section 2 is not earned until all conditions of receipt have been satisfied.

3.
Equity. Any equity awards with respect to Company common stock (whether restricted stock units, performance stock units or otherwise) will continue to be governed by the terms of the equity plan and agreement pursuant to which they were granted, including but not limited to continued vesting during the Consulting Period (as defined below). For the avoidance of doubt, however, while your equity awards will continue to vest during the Consulting Period, you acknowledge that in no event shall any such awards be subject to accelerated vesting that otherwise would have applied in connection with a change in control, a termination of service or employment, or any other triggering event or events, whether pursuant to the terms of the award agreements, the Severance Plan, or any other otherwise applicable vesting acceleration provisions.

4.
Compliance with Section 409A. The Separation Benefits offered to you by the Company are payable in reliance on Treasury Regulation Section 1.409A-1(b)(9) and the short-term deferral exemption in Treasury Regulation Section 1.409A-1(b)(4), are intended to be exempt from (and if not exempt from, compliant with) Code Section 409A, and will be interpreted accordingly. For purposes of Code Section 409A, your right to receive any installment payments (whether pay in lieu of notice, Separation Benefits, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. All payments and benefits are subject to applicable withholdings and deductions. In the event the parties in good faith determine that this Agreement or any payments referenced herein are not in compliance with Section 409A, the parties shall in good faith modify this Agreement (or any other agreements) to comply with Section 409A while endeavoring to maintain to the maximum extent possible the intended economic benefits.

5.
Consulting Agreement. As additional consideration for the promises and covenants contained herein, the Company agrees to retain you to perform transition services for the Company as a consultant, in which role you shall provide consulting services to the Company as an independent contractor after the Separation Date, pursuant to the terms of the consulting agreement attached hereto as Exhibit A (the “Consulting Agreement”) (such period during which the Consulting Agreement is in effect and has not been terminated, the “Consulting Period”). Nothing in this Agreement or the Consulting Agreement pertaining to your anticipated role as a consultant shall in any way be construed to deem you as a continuing agent, officer, executive, or representative of the Company after the Separation Date, and you shall perform the services under the Consulting Agreement solely as an independent contractor.

6.
Release. In exchange for the Separation Benefits and other consideration, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on your behalf (collectively, the “Employee Parties”), hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and, in such official capacities, its and their officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers and affiliates (the “Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law (individually a “Claim” and collectively “Claims”). The Claims you are releasing and waiving in this Agreement include, but are not limited to, any and all Claims that any of the Company Parties:

•
has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;
•
has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. 1981), the Civil Rights Act of 1991, the Genetic Information Nondiscrimination Act, Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination against the disabled, the Age Discrimination in Employment Act (ADEA), which prohibits discrimination based on age, the Older Workers Benefit Protection Act, the National Labor Relations Act, the Lily Ledbetter Fair Pay Act, the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation; the California Labor Code, the California Family Rights Act, the California Fair Employment and Housing Act , and any and all other federal, state or local laws, rules, regulations, constitutions, ordinances or public policies, whether known or unknown, prohibiting employment discrimination;

•
has violated any employment statutes, such as the WARN Act, which requires that advance notice be given of certain workforce reductions; the Employee Retirement Income Security Act of 1974 (ERISA) which, among other things, protects employee benefits; the Fair Labor Standards Act of 1938, which regulates wage and hour matters; the National Labor Relations Act, which protects forms of concerted activity; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; the Fair Credit Reporting Act, the Employee Polygraph Protection Act , , and any and all other federal, state or local laws, rules, regulations, constitutions, ordinances or public policies, whether known or unknown relating to employment laws, such as veterans’ reemployment rights laws; or

has violated any other laws, such as federal, state, or local laws providing workers’ compensation benefits, restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any other federal, state or local laws providing recourse for alleged wrongful discharge, retaliatory discharge, negligent hiring, retention, or supervision, physical or personal injury, emotional distress, assault, battery, false imprisonment, fraud, negligent misrepresentation, defamation, intentional or negligent infliction of emotional distress and/or mental anguish, intentional interference with contract, negligence, detrimental reliance, loss of consortium to you or any member of your family, whistleblowing, and similar or related claims. You acknowledge that you have been advised, as required by California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five business days in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.

Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.

Notwithstanding any provision of this Agreement to the contrary, by executing this release, you are not releasing (i) any claims relating to your rights under this Agreement, (ii) any claims as a stockholder of the Company, (iii) any claims that cannot be waived by law, or (iv) your rights of indemnification as provided by, and in accordance with the terms of, the Company’s by-laws, other plans or agreements, by law, or a Company insurance policy providing directors’ and officers’ liability insurance coverage, as any of such may be amended from time to time.

7.
Protected Activities. Notwithstanding the foregoing, other than events expressly contemplated by this Agreement, you do not waive or release rights or Claims that may arise from events that occur after the date this Release is executed. Also excluded from this Agreement are any Claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws. Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing, the United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act. You further understand this Agreement does not limit your ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Agreement. If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party. This Agreement does not abrogate your existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company; however, it does waive, release and forever discharge Claims existing as of the date you execute this Agreement pursuant to any such plan or agreement.

8.
Your Acknowledgments and Affirmations. You also acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled, and (ii) subject to the payments and benefits contemplated in this Agreement, that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a Claim. You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. You affirm that you have not filed or caused to be filed, and are not presently a party to, a Claim against any of the Company Parties. You further affirm that you have no known workplace injuries or occupational diseases. You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law.

9.
ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”). You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your release and waiver herein does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily sign it sooner);

(d) you have seven (7) days following the date you sign this Agreement to revoke it (by sending written revocation directly to the Company’s Cara Antonacci, Chief People Officer); and (e) the Agreement will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after you sign this Agreement (the “Effective Date”).

10.
Return of Company Property. By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Please coordinate return of Company property with Cara Antonacci, Chief People Officer. Receipt of the Separation Benefits described in Section 2 of this Agreement is expressly conditioned upon return of all Company property. Notwithstanding the foregoing, you may retain your address book to the extent it only contains contact information.

11.
Confidential Information, Non-Competition and Non-Solicitation Obligations. You acknowledge and reaffirm your continuing obligations under your Confidential Information and Inventions Agreement (“CIIA”) not to use or disclose any confidential or proprietary information of the Company, among other obligations and which is incorporated herein by reference. You further acknowledge that you shall comply with your post-employment non-solicitation restrictions contained in the Employment Agreement, provided that any post-employment restricted periods will commence as of the date of this Agreement. The Company acknowledges that you will be permitted to disclose and will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.
12.
Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) you may disclose this Agreement in confidence to your attorney, accountant, auditor, tax preparer, and financial advisor; (c) you may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms, as otherwise required by law, or in connection with any governmental agency or commission investigation or proceeding; and (d) you may disclose this Agreement to the extent permitted by the “Protected Activities” Section above or in furtherance of your rights under Section 7 of the National Labor Relations Act.

13.
Non-Disparagement. You agree not to disparage the Company, and the Company’s directors, employees, and affiliates, in any manner intended to or that would reasonably be expected to be harmful to them or their business, business reputation or personal reputation; provided that you will respond accurately and fully to any question, inquiry or request for information when required by legal process or if reasonably appropriate in connection with legal process between you and the Company or its affiliates. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, other federal government agency or similar state or local agency. In addition, nothing in this provision or this Agreement prohibits or restrains you from making disclosures protected under the whistleblower provisions of federal or state law or from exercising your rights to engage in protected speech under Section 7 of the National Labor Relations Act, if applicable. The Company will not in any official statement, press release or public announcement disparage you or your personal or professional reputation, integrity, competence, good character, or professionalism and shall instruct its current executive officers and board members to do the same. This Section 13 shall not be violated by statements made by one party to correct or refute false or misleading statements made about such party by the other party hereto.

14.
No Admission. This Agreement does not constitute an admission by the Company or you of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights. The Company, on behalf of the Company Parties and their successors and assigns, represents that, as of the date of this Agreement, there are no known claims, demands, causes of actions, fees and liabilities of any kind whatsoever, which it or they had, now have or may have against you, by reason of any actual or alleged act, omission, transaction, practice, conduct, statement, occurrence, or any other matter related to your employment with the Company or otherwise.
15.
Breach. You agree that upon any material breach of this Agreement you will forfeit all amounts paid or owing to you under this Agreement (provided, that, the Company shall provide you with written notice of any such breach and not less than 30 days to cure, if curable). Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Sections 10, 11, 12 and 13 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to the Company. You therefore agree that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to seek an injunction to prevent you from violating or breaching this Agreement. You agree that if the Company is successful in whole or part in any legal or equitable action against you under this Agreement, you agree that the Company may seek an award requiring you to pay all of the costs, including reasonable attorneys’ fees, incurred by the Company in enforcing the terms of this Agreement.
16.
Indemnification. You will be indemnified to the maximum extent permitted by applicable law and the organizational and operation agreements of the Company and its respective affiliates for your services rendered as an officer and/or director and shall be covered by any applicable directors’ and officers’ liability insurance policy(ies) procured by the Company and its affiliates from time to time. Such coverage and indemnification shall continue during your employment and the Consulting Period and thereafter, while liability may exist, on the same basis as other current and former directors and officers of the Company and only to the extent permitted by applicable law and the applicable agreements and policies.
17.
Miscellaneous. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. In the event of your death, the Company shall provide your estate (or beneficiaries) with any payments due to you under this Agreement. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

Everbridge, Inc.

By: /s/ Noah Webster
Noah Webster

/s/ Phillip E. Huff
Phillip Huff

Exhibit A

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is entered into as of March 23, 2024, by and between Everbridge, Inc. (“Everbridge”) and Phillip Huff (“Consultant”). The parties hereby agree as follows:

1.
Engagement. Subject to the terms and conditions of this Agreement, Everbridge hereby engages Consultant as an independent agent and consultant to Everbridge, and Consultant hereby agrees to perform the services set forth herein and accepts such engagement.

2.
Duties, Term, and Compensation. Consultant’s duties, term of engagement, compensation and provisions for payment thereof are set forth in Exhibit A or a statement of work attached to this Agreement, which may be amended in writing from time to time with the written consent of both parties, and which is incorporated by reference.

3.
Expenses. During the term of this Agreement, Consultant shall bill and Everbridge shall reimburse Consultant for all reasonable, out-of-pocket expenses pre-approved by Everbridge in writing and incurred in connection with the performance of the duties hereunder, but only upon presentation of sufficient evidence of such expenditures. Any travel required by Consultant to perform his duties hereunder shall be at the same class level provided to Consultant as of the date hereof.

4.
Continuing Obligations. The covenants and post-employment restrictions in Consultant’s previously executed Confidential Information and Inventions Agreement (the “CIIAA”), including but not limited to confidentiality, non-disclosure, and inventions assignment, shall remain in full force and effect according to their terms and applied to the Services provided hereunder, subject to the terms of the Release Agreement by and between Everbridge and the Consultant (the “Release”). The CIIAA and the restrictive covenants contained in the Employment Agreement shall be incorporated herein by reference and Consultant agrees to comply with and to be subject to all such covenants and post-employment restrictions and obligations contained therein both during and after the termination of this Agreement (provided, that, Everbridge shall provide Consultant with written notice of any alleged breach and not less than 30 days to cure, if curable).

5.
Third-Party Information. Consultant recognizes that Everbridge has received and in the future will receive from third parties confidential or proprietary information of such third parties subject to a duty on the part of Everbridge to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that he owes Everbridge, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in confidence and not to disclose it to any person or entity or to use it except as necessary in carrying out the services or as required by applicable law, court order or subpoena or governmental or regulatory investigation.

6.
Conflicts of Interest; Representations. Consultant represents and warrants that Consultant is free to enter into this Agreement, and that this engagement does not violate the terms of any agreement between Consultant and any third party. During the term of this Agreement, Consultant shall devote as much of his time to the performance of his duties hereunder as is necessary to perform the required duties in a timely and productive manner. Consultant is permitted to seek or accept other employment or provide other services during the term of this Agreement; provided, that, Consultant agrees during the term of this Agreement not to accept work or enter into a contract or accept an obligation inconsistent or incompatible with Consultant’s obligations under this Agreement or the scope of services to be rendered by Consultant under this Agreement.

7.
Non-Solicit; Non-Interference. During the term of this Agreement, and for one (1) year thereafter, Consultant shall not either alone or in association with others (i) directly or indirectly solicit or encourage to leave Everbridge’s employment or otherwise cease to provide Everbridge with contracted services, any employee, consultant, or contractor of Everbridge, or (ii) use any trade secrets of the Company to solicit business from any customer, vendor, supplier, partner, licensee or business relation of Everbridge or any of its subsidiaries, or induce or attempt to induce, any such entity or individual to cease doing business with Everbridge or in any way interfere with the relationship between any such entity or individual and Everbridge. In addition, during the term of this Agreement, Consultant shall not perform competitive services for any of the individuals or entities referenced above. The foregoing restrictions shall not be violated by general non-targeted advertising and marketing or by general recruiting and job-postings that are not directed at employees of Everbridge or from providing a reference to a third-party employer, upon request.

8.
Termination. The Agreement will automatically terminate upon expiration of the term of the Agreement as set forth in Exhibit A or a statement of work attached hereto, unless renewed or extended pursuant to such exhibit or statement of work. In addition, if Consultant is (i) convicted of any crime (including moral turpitude, dishonesty or otherwise related to the performance of Consultant’s duties), (ii) fails or refuses to comply with the written policies or reasonable directive of Everbridge, (iii) is guilty of serious misconduct in connection with performance hereunder, or (iv) materially breaches any provisions of this Agreement or the CIIAA (each of clauses (i) through (iv) above, “Cause”), Everbridge at any time may terminate the engagement of Consultant immediately and without prior written notice to Consultant. For termination made pursuant to the previous sentence, Everbridge shall only owe Consultant for work performed and fees due as of the date notice of termination is provided, except as mutually agreed upon in writing by Everbridge and Consultant. Consultant shall not be terminated pursuant to clauses (ii) through

(iv) above absent written notice from Everbridge and not less than thirty (30) days to cure, if curable. Consultant may only terminate this Agreement upon not less than thirty (30) days’ written notice to Everbridge. For termination made by Consultant, Everbridge shall only owe Consultant for work performed and fees due as of the date notice of termination is provided, except as mutually agreed upon in writing by Everbridge and Consultant.

9.
Representations. Consultant represents and warrants that: (a) the Services (as defined in Exhibit A hereto) will be performed in a professional manner; (b) Consultant will comply with all applicable federal, state, local and foreign laws governing self-employed individuals, including laws requiring the payment of taxes, such as income and employment taxes, and social security, disability, and other contributions; and

(c) Consultant shall be subject to all Everbridge policies that apply to independent contractors generally, as adopted or modified from time to time, including, without limitation, Everbridge’s policies against unlawful harassment and regarding compliance with applicable securities law; provided, that Everbridge shall provide Consultant with all such applicable policies and any applicable modifications. From time to time, Consultant may be required to confirm in writing that Consultant has read and understands certain policies. Everbridge reserves the right to modify or alter its policies in its sole discretion. Consultant agrees to indemnify and hold Client harmless from any and all damages, costs, claims, expenses or other liability (including reasonable attorneys’ fees) arising from or relating the breach or alleged breach by Consultant of the representations and warranties set forth in this Section 9.

10.
Independent Contractor. It is understood and agreed to by the parties hereto that Consultant’s services shall be performed as an independent contractor and nothing in this Agreement should be construed to render Consultant an employee, partner or agent of Everbridge for any purpose. Consultant is and will remain an independent contractor in his relationship to Everbridge. Consultant is not the agent of Everbridge and is not authorized to make any representation, contract or commitment on behalf of Everbridge. Consultant shall have no claim against Everbridge hereunder or otherwise for any of the benefits which Everbridge may make available to its employees, such as but not limited to, vacation pay, sick leave, retirement benefits, social security, worker’s compensation, health or disability benefits, unemployment insurance benefits or employee benefits of any kind. It is further agreed and understood that no part of any compensation payable to Consultant hereunder shall be subject to withholding by Everbridge for the payment of any Social Security, federal, state or any other employee payroll taxes. Consultant agrees to accept exclusive liability for complying with all applicable state and federal laws governing self-employed individuals.

11.
Notice. Any and all notices required or desired to be given under this Agreement by any party shall be in writing and shall be validly given or made to another party if personally served, or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested, as follows:

If to Consultant:	If to Everbridge:
Phillip Huff	Everbridge, Inc.
Address	25 Corporate Drive
Burlington, MA 01803
Attention: General Counsel

Any party hereto may change its address for purposes of this paragraph by written notice given in the manner provided above.

12.
Miscellaneous. All of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns, if any. Waiver by one party hereto of breach of any provision of this Agreement by the other shall not operate or be construed as a continuing waiver and any failure or neglect by either party to enforce any of the provisions hereof shall not be construed, nor shall be deemed to be a waiver of such party’s rights hereunder, nor in any way affect the validity of the whole or any part of this Agreement. No amendment, change or modification of this Agreement shall be valid unless in writing signed by the parties hereto. Consultant shall not assign any rights under this Agreement, or delegate the performance of any duties hereunder, without the prior written consent of Everbridge. This Agreement, including any Exhibits attached hereto, constitutes the entire understanding and agreement of the parties, and supersedes any and all agreements, understandings, promises and representations made or existing between the parties hereto, which shall have no further force and effect. If any provision of this Agreement, or any portion thereof, is held to be invalid and unenforceable, then the remainder of this Agreement shall nevertheless remain in full force and effect. This Agreement shall be governed by, and construed and interpreted under, the laws of the State of California without reference to conflicts of laws principles.

IN WITNESS WHEREOF the undersigned have executed this Agreement as of the day and year first written above.

EVERBRIDGE, INC.

By: /s/ Noah F. Webster	/s/ Phillip E. Huff
Name: Noah F. Webster	Name: Phillip Huff
Title: Chief Legal Officer

EXHIBIT A

TO CONSULTING AGREEMENT DUTIES, TERM, AND COMPENSATION

DUTIES:

During the term of this Agreement, Consultant shall assist Everbridge with the following matters (the “Services”):

•
Transition support for the new Everbridge CAO

•
Consultation with the Everbridge CFO and Legal and Finance teams

•
Other services as mutually agreed

Consultant shall be permitted to provide the Services from a location (or locations) of his choosing, subject to any required in-person meetings upon reasonable notice from Everbridge.

During the Consulting Period, Consultant may continue to use his Company laptop and will continue to have access to Company email.

TERM:

This engagement shall commence on March 23, 2024, and shall continue in full force and effect through May 10, 2024, unless terminated earlier in accordance with the terms contained herein (the “Term”).

COMPENSATION:

Consultant agrees to dedicate not more than twenty (80) hours per month to the Services. Consultant shall be paid $11,000 per month for the Services (the “Fees”), prorated for any partial month of Services. The Fees will be paid monthly in arrears, on or within fifteen (15) days after the end of the month during which the Services are performed. Notwithstanding the above, the parties may mutually agree to increase Consultant’s monthly hours. For any day in which Services are performed after having reached twenty (80) hours in the applicable month, Consultant shall be paid a daily rate of $550. The parties agree that it is not expected that the services will require more than twenty (20) hours per week.

Notwithstanding anything herein to the contrary, in no event will the Consultant be expected to perform, or will Consultant perform, services that exceed twenty percent (20%) of the average level of bona fide services that Consultant provided to Everbridge during the final thirty-six (36) months of his employment with Everbridge (the intent of the foregoing is Consultant will have incurred a “separation from service, within the meaning of Section 409A, from the Company on the date of termination of employment).

Consistent with the terms of Everbridge’s 2016 Equity Incentive Plan and related forms of agreement, the restricted stock units (“RSUs”) and performance stock units (“PSUs”) previously granted by Everbridge to Consultant will continue to vest during the Term, except as provided herein.

In the event that Everbridge terminates this engagement other than for Cause, then Everbridge will pay to Consultant the Fees that would have been payable for the remainder of the scheduled Term, and

Consultant’s outstanding Everbridge equity awards shall be treated as if he had continued to provide services through the end of the scheduled Term.

For sake of clarity and avoidance of doubt, Consultant acknowledges and agrees that at no time is Consultant eligible for overtime pay or any other type of increased pay rate based on the number of hours worked. Consultant shall not be eligible for additional compensation for time spent traveling to and from Everbridge facilities, provided travel time will count as time in the performance of Services.

Everbridge will issue Consultant an IRS Tax Form 1099 for all services rendered under this Agreement. Consultant represents its Social Security Number/EIN to be provided via Form W-9.